UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 14, 2011

Cott Corporation

(Exact name of registrant as specified in its charter)

Canada	001-31410	98-0154711
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6525 Viscount Road Mississauga, Ontario, Canada	L4V1H6

5519 West Idlewild Avenue Tampa, Florida, United States	33634
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:	(905) 672-1900
(813) 313-1800

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

Retirement of Neal Cravens and Appointment of Jay Wells as Chief Financial Officer

Neal Cravens has decided to retire as Chief Financial Officer of Cott Corporation (the “Company”), effective March 20, 2012. On January 14, 2012, the Company appointed Jay Wells as the Company’s Chief Financial Officer, effective upon Mr. Craven’s retirement. Mr. Cravens will continue with the Company until the end of 2012 to ensure an efficient transition to Mr. Wells.

Mr. Wells, 49, joins the Company from Molson Coors Canada, a subsidiary of Molson Coors Brewing Company, where he was the Chief Financial Officer from 2009 to 2012. From 2005 to 2009, Mr. Wells was Global Vice President, Treasury, Tax, and Strategic Finance for Molson Coors Brewing Company. A former partner with Deloitte, he is a certified public accountant with extensive expertise in financial planning and analysis, capital markets, domestic and international tax planning, foreign currency management and strategic transactions. Mr. Wells holds a law degree from Villanova University School of Law and is a graduate of Albright College, with a Bachelor of Science degree in Accounting.

In connection with his appointment, on January 14, 2012, the Company entered into an Offer Letter with Mr. Wells setting out the terms of his employment.

Mr. Wells will earn an annual base salary of $350,000 and is eligible to participate in the Company’s annual executive bonus plan with an annual target bonus equal to 75% of his base salary, and he has the opportunity to earn up to 150% of his base salary for achievement of goals in excess of the target goals, as approved by the Human Resources and Compensation Committee. Mr. Wells will also receive an annual car allowance of $13,500.

As an inducement to enter into employment with the Company, Mr. Wells will receive a cash sign-on bonus of $65,000, and an additional sign-on bonus of $60,000 on the first year anniversary of his employment date. Mr. Wells will also be entitled to relocation assistance of up to $250,000 to the Tampa, Florida area, subject to presentation of receipts for reimbursement. Each of these payments is subject to repayment in whole or in part if Mr. Wells resigns or is terminated for Cause (as such term is defined in the Offer Letter) prior to the applicable anniversaries of Mr. Wells’ employment date.

Mr. Wells is eligible to participate in all of the Company’s benefit plans made available to its employees and senior executives. He will receive a one-time long term incentive (“LTI”) award equal to $437,500 when the 2012 annual awards are made to other senior executives. The LTI award, including the vesting terms, will be governed by the 2010 Equity Incentive Plan and the award agreement. The LTI award will be split as follows: 25% Restricted Share Units with time-based vesting; 37.5% Stock Options; and 37.5% Restricted Share Units with performance-based vesting.

If Mr. Wells’ employment is terminated by the Company without Cause or by Mr. Wells for Good Reason (as such terms are defined in the Offer Letter), he would receive a cash payment equal to nine months’ salary.

Mr. Wells is subject to standard confidentiality undertakings and has agreed to several restrictive covenants. He has agreed to a non-competition covenant that generally limits his ability to compete with the Company in any countries in which it conducts business. He has also agreed to non-solicitation and non-disparagement covenants. These limitations continue during the term of employment and for a period of nine months following termination, regardless of the cause of the termination.

There is no arrangement or understanding between Mr. Wells and any other person(s) pursuant to which he was selected as Chief Financial Officer. Mr. Wells does not have any family relationship with any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer. Other than his employment relationship, Mr. Wells does not have a direct or indirect material interest in any transaction in which the Company is a participant.

On January 17, 2012, the Company issued a press release announcing the above changes. A copy of the press release is attached to this Form 8-K as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release dated January 17, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cott Corporation

January 17, 2012	By:	/s/ Marni Morgan Poe
Marni Morgan Poe
Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit	Description

99.1	Press Release dated January 17, 2012